Exhibit 10.4

CARMIKE CINEMAS, INC.

2004 INCENTIVE STOCK PLAN

EMPLOYEE

NON-INCENTIVE STOCK OPTION

OPTION CERTIFICATE

Carmike Cinemas, Inc., a Delaware corporation, in accordance with the Carmike Cinemas, Inc. 2004 Incentive Stock Plan, hereby grants an Option to S. DAVID PASSMAN III, or “Executive”, to purchase from Carmike 200,000 shares of Stock at an Option Price per share equal to $8.46, which grant shall be subject to all of the terms and conditions set forth in this Option Certificate and in the Plan. This grant has been made on June 4, 2009, which shall be referred to as the “Grant Date”. This Option is not intended to satisfy the requirements of § 422 of the Code and thus shall be referred to as a “Non-ISO”.

CARMIKE CINEMAS, INC.

By:
Senior Vice President

Date:	June 4, 2009

TERMS AND CONDITIONS

§ 1. Plan. This Non-ISO grant is subject to all the terms and conditions set forth in the Plan and this Option Certificate, and all the terms in this Option Certificate which begin with a capital letter either are defined in this Option Certificate or in the Plan. If a determination is made that any term or condition set forth in this Option Certificate is inconsistent with the Plan, the Plan shall control. A copy of the Plan will be made available to Executive upon written request to the Chief Financial Officer of Carmike. Carmike does not intend that the special tax treatment for an ISO be available to Executive upon the exercise of this Option.

§ 2. Section 16(a). If Executive, at the time he proposes to exercise any rights under this Non-ISO, is an officer or director of Carmike, or is filing ownership reports with the Securities and Exchange Commission under Section 16(a) of the Exchange Act, then Executive should consult Carmike before he exercises such rights to determine whether the securities law might subject him to additional restrictions upon the exercise of such rights.

§ 3. Vesting and Exercise.

(a)	Vesting. Subject to § 3(b), Executive shall automatically vest in this Option with respect to

(i)	66,667 shares of the Stock underlying this Option if Executive remains continuously employed by Carmike until June 4, 2010;

(ii)	66,667 shares of the Stock underlying this Option if Executive remains continuously employed by Carmike until June 4, 2011; and

(iii)	66,666 shares of the Stock underlying this Option if Executive remains continuously employed by Carmike until June 4, 2012.

(b)	Other Vesting and Exercise Provisions.

(i)	Without Cause and Good Reason. If Carmike at any time terminates Executive’s employment without Cause (as defined in the Employment Agreement between Carmike and the Executive, dated as of June 4, 2009 (the “Employment Agreement”)) or if Executive resigns during his Protection Period (as defined in the Employment Agreement) for Good Reason (as defined in the Employment Agreement), then each outstanding and nonvested Non-ISO represented by this Option Certificate shall become fully vested and exercisable on the date Executive’s employment so terminates and shall remain exercisable for ninety (90) days, or if less, for the remaining term of this Non-ISO (as determined as if there had been no such termination of Executive’s employment), subject to the same terms and conditions as if Executive had remained employed by Carmike for such term or such period (other than any term or condition which gives Carmike the right to cancel this Non-ISO).

(ii)

Death or Disability. If Executive’s employment terminates during the Term (as defined in the Employment Agreement) as a result of his death or Disability (as defined in the Employment Agreement), then each outstanding and nonvested Non-ISO represented by this Option Certificate shall become fully vested and exercisable on the date Executive’s employment so terminates and shall remain exercisable for one hundred eighty (180) days, or if less, for the remaining term of this Non-ISO (as determined as if there had been no such termination of Executive’s employment), subject to the same terms and conditions as if Executive had remained employed by Carmike for such term or such period (other than any term or condition which gives Carmike the right to cancel this Non-ISO).

(iii)	Cause. If Executive’s employment with Carmike is terminated for Cause (as defined in the Employment Agreement), Executive shall forfeit his right under § 3 to exercise all or any part of this Non-ISO at the time of his termination of employment.

(iv)	Other Reason. If Executive’s employment with Carmike terminates for any reason (other than a reason described in § 3(b)(i), § 3(b)(ii) or § 3(b)(iii)), his right, if any, under § 3 to exercise the Option represented by this Option Certificate shall expire on the earlier of (A) the date which is ninety (90) days after his termination of employment with Carmike, or (B) the date this Non-ISO expires.

§ 4. Life of Non-ISO. This Non-ISO shall expire and shall not be exercisable for any reason on or after the 10th anniversary of the Grant Date.

§ 5. Method of Exercise of Non-ISO. Executive may exercise this Non-ISO in whole or in part (to the extent this Non-ISO is otherwise exercisable under § 3) on any normal business day of Carmike by (1) delivering this Option Certificate to Carmike, together with written notice of the exercise of such Non-ISO and (2) simultaneously paying to Carmike the Option Price. The payment of such Option Price shall be made (1) in cash or by check acceptable to Carmike, (2) by delivery to Carmike of certificates (properly endorsed) for shares of Stock registered in Executive’s name which he has held for at least six months or an attestation by Executive sufficient to the Committee that he then owns such shares, (3) in any combination of such cash, check, and Stock which results in payment in full of the Option Price or (4) by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to Carmike a sufficient portion of the sale proceeds to pay the entire Option Price and any tax withholding resulting from such exercise. Stock, which is so tendered as payment (in whole or in part) of the Option Price shall be valued at its Fair Market Value on the date the Non-ISO is exercised.

§ 6. Delivery. Carmike shall deliver a properly issued certificate for any Stock purchased pursuant to the exercise of this Non-ISO as soon as practicable after such exercise, and such delivery shall discharge Carmike of all of its duties and responsibilities with respect to this Non-ISO.

§ 7. Nontransferable. No rights granted under this Non-ISO shall be transferable by Executive other than by will or by the laws of descent and distribution, and the rights granted under this Non-ISO shall be exercisable during Executive’s lifetime only by Executive . The person or persons, if any, to whom this Non-ISO is transferred by will or by the laws of descent and distribution shall be treated after Executive’s death the same as Executive under this Option Certificate.

§ 8. No Right to Continue Employment or Service. Neither the Plan, this Non-ISO, nor any related material shall give Executive the right to continue employment or other service with Carmike or any Affiliate of Carmike, or shall adversely affect the right of Carmike to terminate Executive’s employment with or without Cause at any time.

§ 9. Stockholder Status. Executive shall have no rights as a stockholder with respect to any shares of Stock under this Non-ISO until such shares have been duly issued and delivered to Executive , and no adjustment shall be made for dividends of any rights or any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting such Stock, except as set forth in the Plan.

§ 10. Other Laws. Carmike shall have the right to refuse to issue or transfer any shares of Stock under this Non-ISO if Carmike, acting in its absolute discretion, determines that the issuance or transfer of such shares of Stock might violate any applicable law or regulation, and any payment tendered in such event to exercise this Non-ISO shall be promptly refunded to Executive and Carmike at that point shall have the right to cancel this Non-ISO or to take such other action with respect to this Non-ISO as Carmike deems appropriate under the circumstances.

§11. Governing Law. The Plan and this Non-ISO shall be governed by the laws of the State of Delaware.

§ 12. Binding Effect. This Non-ISO shall be binding upon Carmike and Executive and their respective heirs, executors, administrators and successors.

§ 13. References. Any references to sections (§) in this Option Certificate shall be to sections (§) of this Option Certificate unless otherwise expressly stated as part of such reference.